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Exhibit 11.0 -  Computation of Earnings per Share

The following represents the computation of earnings per share reflecting the assumption that the granted shares under the option and warrants plan which would be dilutive will be exercised.


                                                                               Three Months Ended              Six Months Ended
                                                                                     June 30,                      June 30,
                                                                                2001           2000           2001         2000
                                                                            -----------    -----------    -----------    -----------
Net Earnings                                                                $   222,178    $   202,787    $   679,636    $   630,348
 Less: Compensation expense relating to assumed conversion  of                   97,702           --           92,635           --
warrants and options, net of tax
Add:  Interest expense relating to convertible debt                                --            4,600           --            9,200
Adjusted net earnings for diluted computation                               $   124,476    $   207,387    $   587,001    $   639,548
                                                                            ===========    ===========    ===========    ===========
Weighted average common shares outstanding                                   12,165,250     12,139,906     12,165,250     12,130,831
Common share equivalents relating to stock options, warrants,                   546,500        402,005        535,892        402,005
and convertible debt

Adjusted common and common equivalent shares for diluted                     12,711,750     12,541,911     12,701,142     12,532,836
computation
                                                                            ===========    ===========    ===========    ===========
Net Earnings Per Share:
 Basic                                                                      $      0.02    $      0.02    $      0.06    $      0.05
 Diluted                                                                    $      0.01    $      0.02    $      0.05    $      0.05



The accompanying notes are an integral part of the financial statements.